Exhibit 10.4

VIRGIN GALACTIC HOLDINGS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Virgin Galactic Holdings, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries, and who is determined by the Board to be eligible to receive compensation under this Program (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company. The Eligible Directors are set forth on Schedule A attached hereto, as may be amended from time to time.

This Program shall become effective upon the Effective Date, and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program. For purposes of this Program, the “Effective Date” shall mean the date on which the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among Social Capital Hedosophia Holdings Corp. and certain parties thereto, dated as of July 9, 2019, as amended on October 2, 2019 (the “SPAC Merger”) are consummated. This Program is amended effective as of April 9, 2020 to include cash compensation for Eligible Directors serving on the Safety Committee on or after January 13, 2020.

1.Cash Compensation.

a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $125,000 for service on the Board.
b.Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:

(ii) Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $40,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $20,000 for such service.

(iii) Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $10,000 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

(iv) Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $7,500 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $3,750 for such service.

(v) Safety Committee. An Eligible Director serving as Chairperson of the Safety Committee shall be eligible to receive an additional annual retainer of $15,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $7,500 for such service.

c. Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. Annual cash retainers will be pro-rated for any partial calendar quarter of service.

2.Equity Compensation.

a.General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2019 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b.Existing Director Awards. Each Eligible Director serving on the Board as of the closing of the SPAC Merger automatically shall be granted a Restricted Stock Unit award with a value of $300,000 (the “Existing Director Award”). The Existing Director Award shall be granted upon effectiveness of the Form S-8 with respect to the Company’s common stock issuable under the Plan, subject to continued service through the grant date, and shall cover a number of Restricted Stock Units equal to $300,000 divided by the closing price of the Company’s common stock on the Effective Date. The Existing Director Award shall vest with respect to one-third of the Restricted Stock Units subject to the Existing Director Award on each of the first three anniversaries of the closing of the SPAC Merger, subject to continued service through the applicable vesting date.

c.Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date automatically shall be granted a Restricted Stock Unit award with a value of $150,000 (the “Initial Award”). The Initial RSU Award shall be granted on the date on which such Eligible Director is initially elected or appointed to serve on the Board (the “Election Date”). The Initial Award may be pro-rated to reflect any partial year of service, as determined by the Board in its sole discretion prior to the grant date. The Initial Award shall cover a number of Restricted Stock Units equal to $150,000 divided by the closing price of the Company’s common stock on the grant date, and shall vest with respect to one-third of the Restricted Stock Units subject to the Initial Award on each of the first three anniversaries of the applicable grant date, subject to continued service through the applicable vesting date.

d.Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (“Annual Meeting”) each calendar year beginning with calendar year 2020 shall be granted a Restricted Stock Unit Award with a value of $125,000 (the “Annual Award”). Each Annual Award shall be granted on the date of the applicable Annual Meeting, shall cover a number of Restricted Stock Units equal to $125,000 divided by the closing price of the Company’s common stock on the grant date, and shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.

e.Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Existing Director Award, Initial Award and Annual Award(s) shall vest in full immediately prior to the occurrence of a Change in Control, in each case, to the extent outstanding and unvested at such time.

3. Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.

SCHEDULE A
ELIGIBLE DIRECTORS

Wanda Austin
Craig Kreeger
George Mattson
James Ryans